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Filed by American Capital, Ltd.
Pursuant to Rule 14a-12
Under the Securities Exchange Act of 1934
Commission File No. 814-00149

On November 5, 2015, American Capital, Ltd. (the “Company,” “American Capital” or “ACAS”) held an earnings call where it discussed the three year forecasts for the Company and American Capital Income, Ltd. (“American Capital Income” or “ACAP”). This filing includes a transcript of the call, a recording of which was posted on the Company’s website on November 5, 2015.

Important Additional Information

This transcript contains statements relating to a proposed spin-off of American Capital Income from American Capital that is the subject of a preliminary proxy statement filed with the Securities and Exchange Commission (the “SEC”) on September 30, 2015. This transcript is not a substitute for the proxy statement or any other document that American Capital has filed or may file with the SEC or that American Capital has sent or may send to its stockholders in connection with the spin-off and American Capital’s board of directors’ solicitation of proxies in connection therewith.

INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ALL OTHER RELEVANT DOCUMENTS THAT HAVE BEEN OR MAY BE FILED WITH THE SEC OR SENT TO STOCKHOLDERS, INCLUDING THE FINAL PROXY STATEMENT, AS THEY BECOME AVAILABLE BECAUSE THEY CONTAIN AND WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED SPIN-OFF. Investors and stockholders will be able to obtain the documents (as available) free of charge at the SEC’s website, www.sec.gov. Copies of the documents filed with the SEC by American Capital will also be available free of charge on American Capital’s website at www.AmericanCapital.com under the tab “Investor Relations”. The information on American Capital’s website is not, and shall not be deemed to be, a part of this report or incorporated into other filings American Capital makes with the SEC.

American Capital and certain of its directors, officers and affiliates may be deemed under the rules of the SEC to be participants in the solicitation of proxies from the stockholders of American Capital in connection with the spin-off. Information regarding the interests of these participants and other persons who may be deemed participants in the spin-off may be found in its respective annual reports and proxy statements previously filed with the SEC.

This transcript does not constitute the solicitation of any vote, proxy or approval from any investor or security holder or an offer to sell or the solicitation of an offer to buy any securities. No such solicitation will be made except pursuant to a definitive proxy statement filed with the SEC. No information contained in this transcript constitutes an offer or invitation to acquire or dispose of any securities or investment advice in any jurisdiction.

Transcript

Operator^ Good morning and welcome to the American Capital, Ltd. third-quarter 2015 shareholder call. (Operator Instructions) Please note this event is being recorded.

I would now like to turn the conference over to Pete Deoudes in Investor Relations. Please go ahead, sir.

Pete Deoudes^ Thank you, Denise. Thank you, everyone, for joining American Capital's third-quarter 2015 earnings call. Before we begin the call, I would like to review an important notice regarding forward-looking statements. This conference call and corresponding slide presentation contains statements that, to the extent that they are not recitations of historical fact, may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements about future results, estimates, projections, statements relating to business plans, strategy, objectives, expected operating results, market and industry trends, investment opportunities, proposed spin-off of American Capital Income, and the assumptions upon which those statements are based.

The forward-looking statements are based on our beliefs, assumptions, and expectations regarding our future performance and that of our assets under management, after taking into account all information currently available to us. These statements are not guarantees of future performance, condition or results, and involve a number of risks and uncertainties. Actual outcomes and results could differ materially from those forecast due to the impact of many factors beyond our control, including those described from time to time in our filings with the Securities and Exchange Commission.

Copies are available on the Securities and Exchange Commission's website at www.SEC.gov. All forward-looking statements included in this presentation are made only as of the date of this presentation or as noted in the presentation, and are subject to change without notice. We disclaim any obligation to update any forward-looking statements unless required by law.

Please note that American Capital has filed with the SEC solicitation materials in the form of a preliminary proxy statement. We have not yet filed a definitive proxy statement. Investors are urged to read the definitive proxy statement and any other solicitation materials and other relevant documents when they become available, because they will contain important information. Since we do not have the definitive proxy statement on file, we will not be taking any questions regarding the spin-off at this time.

An archive of this presentation will be available on our website, and the telephone recording can be accessed through November 19 by dialing 877-344-7529. The replay passcode is 10073273. To view the Q3 slide presentation that corresponds with this call, please turn to our website at www.americancapital.com and please click on the Q3 2015 earnings presentation link in the upper right-hand corner of the homepage. Please select the webcast option for both slides and audio, or click on the link in the conference call section to view the streaming slide presentation during the call.

Participating on today's call are Malon Wilkus, Chairman and Chief Executive Officer; John Erickson, President, Structured Finance and Chief Financial Officer; Sam Flax, Executive Vice President and General Counsel; Gordon O'Brien, President, Specialty Finance and Operations; Brian Graff, President, Private Finance; and Mark Lindsey, Senior Vice President and Controller.

With that, I will turn the call over to Malon.

Malon Wilkus^ Thanks, Pete, and thanks, everyone, for joining us today for our third-quarter earnings conference call. These are exciting times at American Capital as we continue to make progress towards the spin-off to our shareholders of American Capital Income and progress transitioning American Capital into a global alternative asset manager.

At times, we will call American Capital Income “ACAP,” the NASDAQ symbol under which we believe it will trade once public.

Since our last shareholder call, we filed our preliminary proxy statement with the SEC on September 30, and since then we received the IRS private letter ruling for the tax-free nature of the spin-off of American Capital Income. We continue to work diligently towards the completion of the transaction, and we have been particularly focused on developing forecasts of both companies post-spin, which we will discuss in a few minutes.

Before going through the forecast, I would like to go over the ACAS highlights for the quarter, so please turn to slide 3. Net asset value per share increased $0.09 to $20.44 per share. Net operating income before income taxes was $0.40 per diluted share, or $108 million, an 8% annualized return on equity. This was an 18% increase over the second quarter's NOI per diluted share and a $42 million, or 67%, increase over Q3 2014, which reflects the transformation of our balance sheet over the past year and its growing ability to generate net operating income, and it reflects reductions in our operating cost as our asset mix shifts.

With respect to our earnings, we had a net loss per diluted share of $0.14, or $37 million. This net loss per share was driven in part by $60 million of net depreciation on portfolio investments, which we will detail as we review our business lines. In Q3, our investment portfolio had $494 million of realizations, and we committed $691 million to new investments, of which $147 million was in CLO equity investments. $147 million of investments in CLO equity replaces about one-half of the CLO equity sold into ACAS CLO Fund 1, which closed this week. We will discuss our exits and investments as we review our business lines.

We repurchased 9.7 million shares, or 3.6%, of our outstanding shares as of June 30, 2015, worth $135 million, at an average price of $13.82 per share. These Q3 repurchases produced $0.23 per share of accretion to our September 30 NAV per share. We also announced that assuming that our stock continues to trade at its current level, which reflects a significant discount to NAV, we expect that the aggregate repurchases under our current repurchase program will be at the higher end of our previously-announced range of $300 million to $600 million.

In addition, we expect to undertake a tender for outstanding stock options in connection with the spin-off transaction, assuming that we receive the necessary shareholder approval to use our shares for the tender, which should result in reduced dilution from stock option exercises. The per-share NAV impact of these share and option repurchases should make them attractive to our shareholders.

Now, I will turn the presentation over to Brian Graff who will walk you through our sponsor finance, buyouts, and senior floating rate loans business lines.

Brian Graff^ Thank you, Malon. Please turn to slide 4. The sponsor finance business continues to originate new assets, in line with our expectations in Q3, and the fourth quarter is exhibiting strong demand given the dislocation in the credit markets and banks digesting previously underwritten loans. We now have $1.5 billion of sponsor finance and other investments.

In the third quarter, realizations totaled $99 million, and we originated $177 million of new loans and an additional $138 million of investments in October. American Capital recognized $32 million in interest dividends and fee income from our sponsor finance and other companies in the third quarter, versus $29 million in the second quarter.

We saw significant aggregate revenue and adjusted EBITDA increases in Q3 year-over-year for our sponsor finance in other companies, and experienced $8 million of net appreciation of these investments in the quarter.

Additionally, the sponsor finance portfolio has de minimis exposure to energy-related assets and has zero loans on non-accrual.

Now please turn to slide 5. There is little liquidity from our investment in buyouts in Q3, although we continue to pursue realizations in what we believe is an attractive marketplace. We earned $49 million of interest dividend and fee income from buyouts in the quarter, or $32 million excluding non-accrual adjustments, versus $30 million earned in the second quarter.

Our buyouts had significant aggregate revenue and slightly adjusted EBITDA increases in Q3 year-over-year. However, these assets had net depreciation of $45 million in Q3, driven in significant part by continued unrealized depreciation at one portfolio company due to a material decline and anticipated revenues from one customer as a result of end-market competition.

Our buyouts and operations team continued to work diligently on assisting the Company in their efforts to improve performance and replace lost revenue.

Please turn to slide 6. Investments in senior floating rate loans now total $2.2 billion, down from $2.3 billion as realizations slightly outpaced new investments. These assets are funded with $1.6 billion from our SFRL credit facilities, and approximately $600 million from ACAS equity. In Q3, these assets yielded 4.2%, while borrowings under the facilities were at LIBOR plus 233 basis points, producing approximately 12% return on equity before other expenses.

We received $24 million of interest income in the quarter, the same as the previous quarter, one loan totaling $3 million of fair value, but the cost basis of $8 million is on non-accrual. Due to this and the declines in the broadly syndicated loan market, these assets depreciated $19 million. This is a modest decline in our very large portfolio. In fact, our SFRL portfolio is valued at 98.6% of cost basis.

Now let me turn it over to John to discuss our asset management and structured products business lines.

John Erickson^ Thank you, Brian. Please turn to slide 7. We increased earning assets under management by a net of $438 million, or 12% on an annualized basis, in part by sponsoring a new CLO and by closing the CLO equity fund. We have been a CLO equity investor since 2004, and our Leveraged Finance Group has built a strong track record in this asset class. We are big believers in CLO equity, particularly in light of the excellent performance we experienced with these investments during the great recession.

Our CLO equity fund is a relatively new investment class with institutional investors, and we view the fund as a meaningful vote of confidence for the asset class and our investment franchise. Additionally, selling our CLO equity into the fund at our fair value should give investors confidence in our ability to value the assets and achieve liquidity in the assets.

As you can see, we accrued another $7 million of carried interest net of obligations in the quarter, bringing the total to $79 million. We currently expect a large portion of this accrual to be distributed to ACAM in 2016.

I'm going to skip over slide 8 and ask everyone to move to slide 9 to review our structured product business. We invested $147 million in Q3 in CLO equity, which will help us replace the CLO equity that we sold to the fund. Our Leveraged Finance Group has key relationships with both issuers and underwriters of CLO equity, which will allow us to transact in meaningful volumes.

Interest income from our structured products dropped to $24 million in Q3 as compared to $33 million in Q2, due to a lower average portfolio balance of CLO equity outstanding as a result of committing $300 million of CLO equity to the fund as of June 30.

We depreciated our structured product assets $45 million in Q3, primarily in our CLO portfolio as a result of decline in forecasted cash flows and lower dealer marks.

So turning to slide 10, let me turn the call over to Gordon to review European Capital.

Gordon O'Brien^ Thanks, John. European Capital had $72 million in realizations in Q3, and made $14 million in new commitments. European Capital's portfolio companies continued to perform, producing significant aggregate revenue and adjusted EBITDA increases in the past three months year-over-year.

This performance produced $26 million net appreciation in the quarter, and European Capital earned $9 million of interest, dividend, and fee income, excluding non-accrual adjustments in the quarter versus $10 million in Q2.

With that, I will pass it back to Malon.

Malon Wilkus^ Thanks, Gordon. I'm going to skip over the balance of the presentation, which you can review on your own, so that we can turn to the three-year forecast presentation for American Capital and American Capital Income.

First, let me have Pete review some important disclosure information.

Pete Deoudes^ Thanks, Malon. This part of the presentation contains statements relating to the proposed spin-off of American Capital Income from American Capital, which are the subject of a preliminary proxy statement filed with the SEC. We have not filed the definitive proxy statement yet. Investors are urged to read the definitive proxy statement and all other relevant documents when they become available because they will contain important information.

As noted earlier, since we do not have the definitive proxy statement on file, we will not be taking any questions regarding the spin-off during today's call.

Malon Wilkus^ Thanks, Pete. We are pleased to be presenting to you today a set of forecasts for American Capital and its asset management business for the first three years following the planned spin-off of American Capital Income to our stockholders. As a matter of convention, when we refer to year one in these forecasts, we are referring to the first 12 months following the spin-off and not to a particular calendar year.

As with all forecasts, they are subject to numerous assumptions which are described and summarized in the end notes to the slide presentation. We encourage you to consider these end notes when reviewing these forecasts, and remind you that our actual results may vary widely from these forecasts.

Now turning to slide 6, you will see that the spin-off of American Capital Income, American Capital will be -- after the spin-off, American Capital will be a leading global alternative asset manager focused primarily on managing permanent capital in the form of two public REITs, two business development companies (BDCs), and private funds focused on structured products, private debt, and private equity.

The permanency and diversity of our funds under management with attractive margins will benefit our shareholders with generally predictable fee-related revenues and strong cash flow generation.

In addition, the diversity of our funds under management should provide growth potential in most economic environments. Our balance sheet and scalable infrastructure will also enable the growth through the incubation of new funds, as well as the possible acquisition of other asset management companies.

Turning to slide 7, as of September 30, 2015, pro forma, American Capital would have $21 billion of fee-earning assets under management. In the public sector, we would be managing four companies, two in each of our REIT and BDC segments.

In the REIT segment, we would have $10.2 billion of earning assets under management, $9.1 billion at American Capital Agency and $1.1 billion at American Capital Mortgage. In the BDC segment, total pro forma earning assets under management would be $6 billion, with $5.7 billion of earning assets under management at American Capital Income, and the remaining $0.3 billion at American Capital Senior Floating.

In the private sector, we would be managing 14 funds with total earning assets under management of $4.6 billion. The private funds are deployed across private equity, private debt, and structured product asset classes, with earning assets under management of $3.2 billion in our managed CLOs $448 million in a CLO equity fund, and $1 billion deployed across five private equity and debt funds.

All of these private funds have lives that generally last approximately 7 to 10 years from inception.

Turning to slide 8, you can see that we have experienced a robust 22% compounded annual growth rate in earning assets under management since 2010. Based on forecast market and economic conditions, we are forecasting earning assets under management to grow at a 10% compounded annual growth rate for the first three years after the spin-off.

Our forecast for capital raises assumes that at the time of each capital raise, market and economic conditions will be conducive to complete such raise, and that our public company stock prices will be above their respective per share NAVs. These conditions are very different from current ones, including the fact that the stock price of American Capital and each of the three public companies that we manage are now materially below the respective per share NAVs.

Slide 9 delineates a forecast of where future growth will be achieved for our funds under management. It reflects equity capital raises, increases in borrowings and, therefore, expansion of leverage, net realized gains and unrealized appreciation. Based on current marketing conditions and our forecast assumptions, we expect to raise capital principally in our private CLOs, as well as in year two and year three at our mortgage REITs.

Additionally, we expect to grow earnings assets under management at American Capital Income as we expand leverage over time from approximately 0.6 times to approximately 0.7 times by the end of year two. We forecast that two to three CLOs may be raised annually. However, resulting growth in earning assets under management will be somewhat offset by the return of capital to the limited partners of our existing CLOs under management.

We forecast the mix of earning assets under management to hold relatively steady over the next three years, with approximately 70% in permanent capital vehicles. By the end of year three, we are forecasting almost $28 billion of earning assets under management.

As I noted a moment ago, our forecast for capital raises assumes that at the time of the capital raise, market and economic conditions will be conducive to complete such raise, and that the stock price of any of our public companies under management raising equity will then be above its per-share NAV. Particularly for public companies' equity raises, such conditions are not now present.

Slide 10 demonstrates the potential earnings power of American Capital from fee-related revenues, NOI incentive-based incentive fees at American Capital Income and the attractive margins in our public segments. Please note that this slide includes only the respective investment teams' expenses and does not include corporate overhead, which you will see on the next slide.

Furthermore, we expect to receive incentive fees in our private funds in the years subsequent to year three, which are not reflected in these forecasts.

Looking at the forecast income statement on slide 11, we see how this all comes together. Our attractive direct margins from our segments, coupled with forecasted expense reimbursements from the funds under management and forecasted significant reductions in salaries, bonuses, and benefits, stock-based and other incentive compensation, and G&A resulting from continued rightsizing for the changing nature of our underlying assets, produced strong and growing net operating income and net income for American Capital shareholders.

I have discussed revenue drivers earlier, and now want to take a minute to discuss some of the more significant expense drivers. First, expense reimbursements. At present, we are anticipating $28 million of expense reimbursements from American Capital Income annually, or approximately 50 basis points on total assets.

These are in addition to the approximately $20 million annually that we receive at present from our funds under management, about half of which comes from our REITs.

Next, operating expenses. As you can see, operating expenses are forecasted to decline meaningfully from our current run rate. This is a function of our ongoing initiatives to realign our business and assets to generate greater net operating income. Furthermore, as we have discussed on previous calls, if we are unable to achieve expense reimbursements for services provided to our funds under management and to public companies of funds under management -- I should say and to portfolio companies of funds under management -- we will reduce our costs associated with providing those services.

You will see that the forecasted reductions are spread among salaries, bonuses, and benefits, plus stock-based and other incentive compensation, and general and administrative cost. The total for these line items dropped from a run rate in the first half of 2015 of $306 million to $244 million in year one, an approximate 20% reduction.

However, a portion of these reductions have already occurred, and so we are well on our way to achieving year one operating expense levels.

It should be noted that actual employee-related expenses are also a function of market conditions in the highly competitive markets in which we operate, and that incentive compensations will vary based on the performance of the funds and American Capital.

Slide 12 depicts our forecast economic net income, or ENI, reconciliation, which adds back significant non-cash items to net income. We believe that ENI provides investors and management a meaningful indicator of operating performance. Management also uses ENI, among other measures, to evaluate profitability.

We believe that ENI is useful because it adjusts net income or loss attributable to American Capital for a variety of non-cash items, one-time events, and certain nonrecurring items. We calculate ENI by subtracting from or adding to net income or loss attributable to American Capital the following items: non-cash stock-based compensation, non-cash income tax provision or benefit, unrealized appreciation and depreciation on active investments, depreciation and amortization, and severance and nonrecurring cost.

In future periods, such adjustments may include other one-time events pursuant to changes in the US GAAP and certain other nonrecurring items. As we discuss in the endnotes, ENI is a non-GAAP measure and should not be considered as an alternative to net income or loss attributable to American Capital determined in accordance with US GAAP as an indicator of operating performance. We ask that you refer to endnote 42 for considerations associated with its use.

We believe the forecast growth in ENI from $166 million in year one to $225 million in year two and $290 million in year three represents attractive performance for our shareholders. However, once again, there can be no assurance that the forecasts can be achieved in part or at all. Actual results may differ materially from these forecasts.

Slide 13 shows our balance sheet, which assumes CLO entities are not consolidated in order to reflect what we believe is the true risk and ultimate ownership of our CLO risk retention investments. It should be noted that US GAAP requires us to show them on a consolidated basis. Again, we refer you to endnote 42 with regard to non-GAAP financial measures and to all of the endnotes with regard to the assumptions and limitations you should consider with regard to these forecasts.

It should be noted that the balance sheet forecast assumes that we will make approximately $465 million in additional share repurchases, and we will tender for 20 million stock options before the spin-off occurs, and that we will have approximately 245 million shares outstanding at that time. Using shares to pay a portion of the tender offer is, of course, subject to shareholder approval and is one of the matters covered by the preliminary proxy statement.

Forecast balance sheet highlights include investments at fair value increasing due to draws on our existing commitments for current funds under management; CLO risk retention investments continue to grow as we project additional CLOs being raised; fund incubation assets are assumed to be zero in the forecast period. Lastly, our deferred tax asset is declining as we use our existing NOLs. It is forecast to be almost entirely depleted by the end of year three.

Slides 14 and 15 detail all of our funds currently under management. Earning assets under management by fund and the management fee and incentive fee structure is applicable.

Now let's turn to slide 17, and I will pass it along to Brian to discuss American Capital Income.

Brian Graff^ Thanks, Malon. American Capital Income will be a BDC, which will elect regulated investment company status under the tax code, and that will seek to provide its shareholders attractive dividends by producing strong, risk-adjusted total returns over the long-term, primarily through current income, while also seeking to preserve its capital. It will provide capital across the middle market through sponsor finance debt investments, senior floating rate loans, structured products and special situations investments.

American Capital Income will pay American Capital a 2% management fee in expense reimbursements approximating 50 basis points on total assets, subject to waving the entire fee with respect to the SFRLs for year one and year two. This is a change from our preliminary proxy filing, which set the management fee at 1.75%. Because of the waiver, the effective fee will initially be well below the 2% of assets and will only approach 2% in year three as we transition the balance sheet away from the SFRLs.

The incentive fee on income of 20% above an 8% annual hurdle will be computed over three years and is subject to a cap. The incentive fee on capital gains of 20% will be executed over five years.

Slide 18 shows ACAP's transition from SFRLs to sponsor finance loans, as well as an expansion in leverage from 0.6 times to 0.7 times in year two. When the transition is completed, our portfolio will be comprised primarily of sponsor finance investments, CLO equity, and special situations investments.

On slides 19 and 20, you can easily see the transition out of SFRLs and into sponsor finance investments and CLO equity from year one to year three. We believe this will provide our shareholders a forecasted NOI return on equity of approximately 8% by year two, the details of which you can see on slide 21.

And on slide 22, you can easily see the transition in our revenue from SFRLs and other investments to sponsor finance investments and CLO equity from year one to year three.

Now I would like to return the call to Malon.

Malon Wilkus^ Thank you, Brian. As a final note, let me emphasize again that our forecasts in this presentation are subject to numerous assumptions, many of which are summarized in the end notes to the presentation. We ask that you review them carefully when considering these forecasts. There can be no assurance that the forecasts can be achieved in part or at all. Actual results may differ materially from these forecasts.

We will now open the call for questions concerning our Q3 earnings release. Due to our recent filing with the SEC of the preliminary ACAS proxy and ACAP information statement, which continue to be under review by the SEC staff, we will unfortunately not be able to take questions concerning the American Capital Income spin-off and the forecast presentation.

So let me turn it over to Pete to open up the call for questions.

Pete Deoudes^ Thanks, Malon. And with that, we will open up the call for your questions concerning our third-quarter earnings release and presentation. Denise, can you open up the Q&A please?

Q&A

Operator^ (Operator Instructions) Rick Shane, JPMorgan.

Rick Shane^ Hey guys, thanks for taking my questions. Actually, in a lot of ways the slides answered many of them, so I appreciate that. I just want to talk about the operating environment a little bit. You are now in a unique position that because of the liquidity -- because of the low leverage and also the liquidity on the floating rate portfolio, you actually have a fair amount of capital to be able to deploy. That puts you in contrast to many of the BDCs out there.

Are you starting to see better opportunities?

Brian Graff^ Hi, this is Brian. I'll answer the question. We are seeing an increased number of opportunities. And as I pointed out, I think in one of my earnings release comments, that we are seeing some larger than normal credits coming to our pipeline and potential for increased yield on some of those opportunities.

At the same time, I will tell you that as I mentioned that we see this dislocation in the credit markets, that there is an influx of volume with some of the banks stepping back. So it is obviously important to us to maintain the credit discipline that we would like to as we look to hold all or part of our investments.

We don't look to underwrite them for pure distribution. Every time we underwrite something, we look to hold some piece of that. So we continue to look for new opportunities, and we are seeing a nice influx and certainly the increase in our hold and underwriting sizes.

And as you pointed out, the liquidity on our balance sheet provides us substantive competitive advantages we believe in the marketplace. We think we are seeing that. But we certainly need to maintain that investment discipline in what we actually bring on our balance sheet.

Rick Shane^ Got it. And do you think that sponsors at this point are aware of the relative firepower for each of the different BDCs as they are approaching the market?

Brian Graff^ I think it continues to be an education process with our customers, the private equity sponsors, that our Sponsor Finance Group continues to market to, build their relationships with, and do business with existing relationships.

So, unfortunately, not all of our sponsors I believe follow our developments as closely as potentially people on this call and as we do. So it's incumbent upon us for our teams to get in front of our sponsor relations, continue to update them on our capabilities, as well as develop new relationships based on those responsibilities.

So we have, as you know, increased our underwriting and hold sizes just within the last six months. We continue to see progress because of that, but certainly we still have some work to do in continuing to penetrate the market.

Rick Shane^ Terrific, thanks. I know there are going to be a lot of other questions. I will let you guys go. Thank you.

Operator^ Greg Mason, KBW.

Greg Mason^ Great, guys, I appreciate it. A lot of my questions are about the spin, but I understand the legality issues around that. So more just following up on the previous questions about what you are seeing in the sponsor finance business.

As you think about investing going forward, are you going to be more of a first-lien unitranche focus, sub debt; kind of where are you focused and what types of yields are you seeing and expect to see in the market?

Brian Graff^ Brian again here. I think that you will see a mix of assets from us with second-lien unirate and first-lien in that portfolio mix. A lot of that will obviously depend on a variety of things ranging from the opportunities we see in the marketplace, as well as what we consider to be the best mix for our balance sheet and ability to get leverage and yield overall for the best weighted outcome.

So I think that on a go-forward basis, things will continue to change depending on what we see and what we need. As far as what we are seeing in the marketplace now, we are seeing things all across that spectrum. We are clearly seeing additional first-lien opportunity, as I mentioned. We think the banks are backing up a little bit here. We see opportunities certainly in the second-lien and in the unirate market as well.

The increase in volume, though, is also, as I alluded to in the last question, it comes with its pros and cons; certainly seeing an increase in volume but also seeing a wider distribution of credits, of credit profiles. So again, we continue to sift through this and look for the opportunities that we think are worthy of investing capital at this point.

Greg Mason^ All right, great. I appreciate it, guys.

Operator^ David Chiaverini, Cantor Fitzgerald.

David Chiaverini^ Hi, thanks, a couple questions. The first is on, is your headcount currently already right-sized? I know you guys had some severance expense. I was curious if all of the rationalization has already occurred within the organization.

Malon Wilkus^ No, the answer is no. You can see in what we have been doing that we are trying to adjust our staffing to the mix of assets that we have, and that continues to change and we expect it will change for some time.

But we have been doing a lot of that for some years now and we try to stay on top of that as we go, really very much tied to the assets that we are managing.

David Chiaverini^ Great, thanks for that. And second question is on CLOs. You have been very successful in raising CLOs lately. Has the environment, given the volatility we have seen over the last few months, has the environment changed at all to make it any more difficult in raising CLOs?

John Erickson^ Obviously, when you have a volatile environment, you may elect to slow down or defer issuing CLO, but it also becomes a very good time to invest in CLO equity. So I think the volatility is actually helpful. I think that we felt like the investments we were making where we were replacing some of the CLO equity we sold, we were getting some very attractive returns on.

And so it's actually a good environment to buy CLO equity and probably one where you'd want to delay issuing a CLO a little bit. But I think that's completely fine. I think it works well for us.

David Chiaverini^ Great. So you guys are essentially utilizing your expertise and being opportunistic in purchasing CLO equity on the open market.

John Erickson^ Exactly.

David Chiaverini^ Okay, that's all I had. Thanks.

Operator^ Jonathan Bock, Wells Fargo Securities.

Jonathan Bock^ Good afternoon and thank you for taking my questions. Brian, on the $100 some-odd-million of sponsor finance investments that you made in the BDC this quarter, could you give us a view; what was the most proprietary transaction that you did? I'm interested in true direct financing non-club. Would you be able to give us some color there?

Brian Graff^ Let me comment. Q3 of 2015, we actually originated about $177 million of opportunity. And we continuously -- we have year-to-date and we continuously, in the third and going into the fourth quarter, have a mix of both exactly what you mentioned, proprietary or we call direct investments with sponsors where we are disintermediating any other lending source and we are their lender of choice for that specific asset.

Actually, we face competition in that. But at the end if we're putting it on our assets, then obviously we were the selected lender. We may club, but oftentimes we may be the sole investor there as well.

We also participate in the bank syndication market where if an investment bank has won a mandate from the sponsor and they are distributing and syndicating loans, we will participate in that. But I don't believe we have given a mix this quarter of what proprietary versus direct is. But I can tell you that there has been a mix of both of those types of investments.

John Erickson^ In addition, Jonathan, in addition, though, I would say our Special Situations Group is almost always a direct type of a proprietary deal. So whatever you see coming out of the Special Situations Group will be that nature as well.

Jonathan Bock^ Yes. And then I guess perhaps, Brian, this would be -- it's all going to be out there anyway, but unfortunately we don't have the benefit of a call after looking at your investments.

So if I were to pull all the deals that you did this quarter like I do for every BDC, will I see a vast preponderance of club deals that I will recognize off of our loan desk, or will I see more proprietary transactions where you were the sole direct intermediary?

Brian Graff^ I think you'll see a mix. I think year-to-date through September 30, we had about just over 55% of our total year-to-date investments coming through indirect investment. So there's been a blend, and I think that as we continue through the year, we will see more and more direct opportunities.

Jonathan Bock^ Got it. Then you talk about I think a hold size in the BDC, and please correct me if I'm wrong, but it's certainly quite sizable. I think you've mentioned you could do deals in excess of $400 million with holds of, I guess, $150 million, etc., and I'm trying to ascertain this. Here you are going to be competing against folks that have significant capability; not that you don't, but if you are looking at Antares, Ares or Golub, many of who also finance your equity investments.

I'm trying to understand how the competitive advantage really surfaces here in a true senior secured unitranche vehicle when the space is pretty full, unless you believe that perhaps there's some special sauce beyond better terms or lower pricing that you would offer to a best three competitors that are essentially the absolute lock in this space.

I would be curious on kind of how you would describe a competitive fit there, because everyone else who has tried this in this space really hasn't been able to generate any type of meaningful traction in the sponsor arena.

Brian Graff^ Sure, so I would be happy to answer that. So first what I would say is that going back several quarters even now, one of the reasons that we went to the single BDC focused on sponsor finance was because of the size of our balance sheet, and our relationships we thought differentiated us in the field.

Certainly as we started to use that balance sheet to underwrite up to $400 million with the willingness to hold up to $150 million, as opposed to doing something less than half that size, maybe a quarter to a third of that, more typically done by many of the other BDCs out there and other lenders with smaller balance sheets. We have certainly seen that it has been able to give us a competitive advantage.

So whereas there's a few dozen competitors with $1 billion or so of asset composition and an ability to do $25 million to $40 million of hold sizes, there's many less. There's just a handful, as you know, that can participate in the size and certainty that we are providing today.

There's no question, and I've said on this call, that we face competition in this marketplace. You named several of them which are both competitors of ours and partners of ours. We've clubbed with many of those names that you have mentioned. They've partnered with us, depending on who has been the agent on a transaction, and we compete with them.

There are definitely reasons when it comes to each opportunity as to why a sponsor may select one provider of capital over another. There's speed, there's certainty, there's investment appetite. Some people like some sectors as opposed to others, and sometimes they will club us up.

I would also say that it's rare to have one private equity sponsor who likes to go to one lender all of the time for every deal. They like to be able to go to a few different parties, just like you would on a normal business where'd you want to have several suppliers. You don't typically like to be locked into any one.

So we are looking not to obviously get all of the opportunities we would like in the marketplace. We are looking to get our fair share of them. And I think so far year-to-date, we have been illustrating our capability of doing that.

We have been originating more deals than we have in 2014 compared to 2015. We've been getting more traction direct with sponsors, and we are certainly having greater opportunities to invest in greater sized companies that would not have been there if not for our increased underwriting and hold sizes.

So I do think that we are showing a competitive ability to win opportunities. We see that in what I just mentioned, as well as the number of different sponsors that we are doing business with, and I think that that will continue.

Jonathan Bock^ Okay, great. Thank you.

Operator^ We have now completed the question-and-answer session. I would like to turn the call back over to Malon Wilkus for concluding remarks.

Malon Wilkus^ Folks, thanks for joining us today. We very much appreciate it, and we know you have a lot of material to look through and consider. And we look forward again in a quarter to have some more discussions with you. Take care.

Operator^ The conference has now concluded. An archive of this presentation will be available on ACAS's website, and a telephone recording of this call can be accessed through November 19 by dialing 877-344-7529, using the conference ID 10073273. Thank you for joining today's call. You may now disconnect.